Exhibit 99.1

NEWS RELEASE
For Immediate Release:
December 11, 2019
Sterling Announces the Passing of its Board Chairman, Milton L. Scott
THE WOODLANDS, TX – December 11, 2019 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) announced with deep sadness, the passing of Milton L. Scott, a director and the Chairman of the Board of the Company.

Mr. Scott brought to the Board his many years of experience as an audit partner at a large public accounting firm as well as leadership, managerial and corporate governance skills acquired during his tenure as a senior executive at a Fortune 500 company, and entrepreneurial skills developed through the founding of several companies in the energy service and technology sectors.

Mr. Scott had been a member of the Company's Board since 2005 and was elected Chairman of the Board of Directors of the Company in March of 2015. Additionally, Mr. Scott served as a member of the Company's Audit Committee and previously on its Corporate Governance & Nominating Committee. During Mr. Scott’s tenure as Chairman, the Company returned to profitability and successfully completed two significant strategic acquisitions, Tealstone in 2017 and Plateau Excavation in October 2019. During this time, Mr. Scott was also instrumental in enhancing and supporting the executive management team at the Company, along with leading the initiative of refreshing board membership to broaden industry expertise, improve board governance and promote diversity.

Sterling CEO, Joe Cutillo, commented “Milton will not only be a great loss to the Sterling family, but also a great loss to the community. He was a leader, mentor, friend and inspiration to many people. His work and dedication was instrumental in the successful turnaround of Sterling and his passion of giving back has positively changed many people’s lives in our community. Milton may have left us for now, but the impact of his work will go on for many years. Our thoughts and prayers go out to Milton’s family and all those touched by him.”

In light of Mr. Scott's passing, on December 10, 2019, the Company held a special meeting of the Board of Directors to appoint Thomas M. White as the Chairman of the Board, who will serve out the remainder of the Chairman's term until the next shareholder meeting. Mr. White's appointment was part of the Board's planned Chairman succession plan.

Mr. White has been a member of the Company's Board since 2018 and brings to the Board over 35 years of experience in financial and operational management expertise. Mr. White’s high-level management experience provides considerable knowledge and benefits to corporate governance matters and board deliberations. In addition, Mr. White is also a non-practicing Certified Public Accountant.

With the appointment of Mr. White as Chairman of the Board, Mr. White stepped down as the Chairman of the Audit Committee and the Board appointed Mr. Roger A. Cregg as the Chairman of the Audit Committee. In addition, the Board appointed Ms. Marian M. Davenport as a member of the Audit Committee to fill the vacancy left by Mr. Scott's passing.

About Sterling
Sterling, a Delaware corporation, is a construction company that specializes in heavy civil infrastructure construction and rehabilitation, construction site excavation and improvement, and residential construction projects, primarily across the southern United States, the Rocky Mountain states, California and Hawaii. Heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Site excavation and improvement entails construction site preparation primarily in the Southeast region of the United States for blue-chip customers in the distribution center, warehousing, e-commerce, data center, big box retail and energy sectors, as well as other growing end markets. Residential construction projects include concrete foundations for single-family homes in Texas.

Contact: Sterling Construction Company, Inc. Ron Ballschmiede, Chief Financial Officer 281-214-0777	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Mike Gaudreau 212-836-9620